Plexus Announces Fiscal Third Quarter Financial Results
•Fiscal third quarter 2021 revenue of $814 million
•GAAP diluted EPS of $0.95, including $0.04 of restructuring charges and $0.21 of stock-based compensation expense
•Initiates fiscal fourth quarter 2021 revenue guidance of $875 to $915 million with GAAP diluted EPS guidance of $1.13 to $1.29

NEENAH, WI – July 21, 2021 - Plexus (NASDAQ: PLXS) today announced financial results for our fiscal third quarter ended July 3, 2021, and guidance for our fiscal fourth quarter ending October 2, 2021.

	Three Months Ended
	July 3, 2021	Oct 2, 2021
	Q3F21 Results (3)	Q4F21 Guidance
Summary GAAP Items
Revenue (in millions)	$814	$875 to $915
Operating margin	4.5%	4.8% to 5.2%
Diluted EPS (1)	$0.95	$1.13 to $1.29

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	15.9%
Economic return	7.8%

(1)	Includes $0.04 of restructuring charges and $0.21 of stock-based compensation expense for Q3F21 results and $0.22 of stock-based compensation expense for Q4F21 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
(3)	On May 24, 2021, Plexus announced an update to its fiscal third quarter revenue and GAAP diluted EPS outlook. Plexus detailed the update on June 8, 2021. The Company stated that it no longer expected to meet fiscal third quarter guidance ranges previously issued due to the COVID-19-related Malaysian government workforce curtailment. As a result, Plexus is not providing a comparison to the guidance ranges issued on April 21, 2021.
Fiscal Third Quarter 2021 Information
•Won 31 manufacturing programs during the quarter representing approximately $275 million in annualized revenue when fully ramped into production
•Trailing four quarter wins total a record $1.1 billion in annualized revenue when fully ramped into production
•Purchased $27.3 million of our shares at an average price of $93.53 per share under our existing share repurchase program. A balance of $26.1 million remains outstanding under the $100 million fiscal 2021 programs.

Todd Kelsey, President and CEO, commented, “We delivered fiscal third quarter revenue of $814 million, GAAP operating margin of 4.5% and GAAP EPS of $0.95. Revenue met the high end of our revised expectation provided at the June 8, 2021, Stifel Virtual Cross Sector Insight Conference. This result was primarily due to the resilience and outstanding efforts of our team members in Penang, Malaysia amidst the challenging conditions created by government mandated workforce curtailments in response to the COVID-19 pandemic. GAAP operating margin and EPS significantly exceeded our updated outlook on the better than anticipated revenue performance of our Penang operations, an outstanding contribution from our Engineering Solutions team and lower than anticipated healthcare costs.”

Mr. Kelsey continued, “Our strong business development performance continued during our fiscal third quarter. We won 31 new manufacturing programs that represent approximately $275 million in annualized revenue when fully ramped into production. In addition, our trailing four-quarter wins expanded from the prior quarter to $1.1 billion. The wins reflect ongoing momentum in new customer engagements and multiple opportunities for our Aftermarket Services team including an expansion of the notable new relationship highlighted last quarter.”

Patrick Jermain, Executive Vice President and CFO, commented, “During the fiscal third quarter, we delivered return on invested capital of 15.9%. This equates to an economic return of 780 basis points above our weighted average cost of capital, creating solid shareholder value. Fiscal third quarter cash cycle of 80 days was consistent with our expectations and contributed to $31 million in free cash flow for the quarter. The majority of this quarter’s free cash flow was allocated to repurchasing approximately $27 million of stock under our share repurchase program, continuing our commitment to shareholder returns.”

Mr. Kelsey further commented, “I am pleased that as one of three manufacturers in Penang, Malaysia approved to establish an on-site COVID-19 vaccination clinic, we began vaccinations last week for our team members, customers, suppliers and other local manufacturers. We expect that vaccination efforts, coupled with the productivity improvements implemented by our regional leadership team, will allow our Penang operations to function closer to typical levels of manufacturing output during the fiscal fourth quarter despite ongoing workforce curtailment guidelines. As a result, we are guiding fiscal fourth quarter revenue of $875 to $915 million, GAAP operating margin of 4.8 to 5.2% and GAAP EPS of $1.13 to $1.29. Our guidance assumes that supply chain constraints and COVID-19 do not materially impact end markets or our operations beyond what is already anticipated.”

Mr. Kelsey concluded, “Looking forward, I see the potential to deliver double-digit revenue growth for fiscal 2022 while driving sustained industry leading operational performance. Enabling our growth expectations are the ongoing recovery in equipment used in elective medical procedures, an improving commercial aerospace market, sustained program win strength inclusive of new customer engagements, and our support of secular growth markets, including warehouse and factory automation, robotic assisted surgery and commercial space.”

Quarterly Comparison	Three Months Ended
(in thousands, except EPS)	Jul 3, 2021	Apr 3, 2021	Jul 4, 2020
Revenue	$814,387	$880,885	$857,394
Gross profit	74,050	91,002	82,881
Operating income	36,373	50,687	45,853
Net income	27,609	41,763	35,842
Diluted EPS	$0.95	$1.42	$1.20

Gross margin	9.1%	10.3%	9.7%
Operating margin	4.5%	5.8%	5.3%

ROIC (1)	15.9%	17.3%	12.9%
Economic return (1)	7.8%	9.2%	4.1%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating income, adjusted net income, adjusted diluted EPS, ROIC and economic return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 55% of revenue for both the second and third quarters of fiscal 2021.

Business Segments ($ in millions)	Three Months Ended
	Jul 3, 2021	Apr 3, 2021	Jul 4, 2020
Americas	$319	$365	$306
Asia-Pacific	447	459	482
Europe, Middle East and Africa	76	83	92
Elimination of inter-segment sales	(28)	(26)	(23)
Total Revenue	$814	$881	$857

Market Sectors ($ in millions)	Three Months Ended
	Jul 3, 2021		Apr 3, 2021		Jul 4, 2020
Industrial (1)	$372	46%	$407	46%	$386	45%
Healthcare/Life Sciences	324	40%	350	40%	330	39%
Aerospace/Defense	118	14%	124	14%	141	16%
Total Revenue	$814		$881		$857

(1) At the beginning of fiscal 2021, Plexus consolidated the previously reported Industrial/Commercial and Communications market sectors to form the Industrial market sector. Prior period amounts have been reclassified to conform to the current period presentation.

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for the fiscal third quarter was 15.9%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a four-quarter period for the fiscal third quarter. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2021 is 8.1%. ROIC for the fiscal third quarter less Plexus’ weighted average cost of capital resulted in an economic return of 7.8%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended July 3, 2021, cash flows provided by operations were $42.7 million and capital expenditures were $11.2 million, resulting in free cash flow of $31.5 million.

Cash Cycle Days	Three Months Ended
	Jul 3, 2021	Apr 3, 2021	Jul 4, 2020
Days in Accounts Receivable	52	52	55
Days in Contract Assets	13	12	12
Days in Inventory	108	89	97
Days in Accounts Payable	(71)	(61)	(65)
Days in Cash Deposits	(22)	(20)	(20)
Annualized Cash Cycle *	80	72	79
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2021 Q3 Earnings Conference Call and Webcast
When:	Thursday, July 22, 2021 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal third quarter 2021 results will also be made available ahead of the conference call.

Conference Call: +1.866.922.5180 with passcode: 1448676

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 1448676
Investor and Media Contact
Shawn Harrison
+1.920.751.3612
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of over 19,000 individuals who are dedicated to providing Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading companies by providing innovative, comprehensive solutions throughout a product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus, particularly in the key geography of Malaysia. Other risks and uncertainties include, but are not limited to: the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform, any tax law changes as a result of change in U.S. presidential administration, and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors in our fiscal 2020 Form 10-K and any subsequently filed Form 10-Q.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Jul 3,	Jul 4,	Jul 3,	Jul 4,
	2021	2020	2021	2020
Net sales	$814,387	$857,394	$2,525,627	$2,477,167
Cost of sales	740,337	774,513	2,281,298	2,253,651
Gross profit	74,050	82,881	244,329	223,516
Operating expenses
Selling and administrative expenses	36,439	37,028	107,136	114,517
Restructuring and impairment charges	1,238	—	3,267	6,003
Operating income	36,373	45,853	133,926	102,996
Other income (expense):
Interest expense	(3,190)	(3,988)	(11,094)	(11,934)
Interest income	308	368	1,072	1,546
Miscellaneous, net	(579)	(600)	(2,922)	(2,619)
Income before income taxes	32,912	41,633	120,982	89,989
Income tax expense	5,303	5,791	15,411	10,215
Net income	$27,609	$35,842	$105,571	$79,774
Earnings per share:
Basic	$0.97	$1.23	$3.68	$2.73
Diluted	$0.95	$1.20	$3.60	$2.66
Weighted average shares outstanding:
Basic	28,529	29,199	28,708	29,210
Diluted	29,068	29,793	29,298	29,936

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Jul 3,	Oct 3,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$303,255	$385,807
Restricted cash	4,242	2,087
Accounts receivable	469,352	482,086
Contract assets	114,022	113,946
Inventories	874,718	763,461
Prepaid expenses and other	46,151	31,772
Total current assets	1,811,740	1,779,159
Property, plant and equipment, net	380,545	383,661
Operating lease right-of-use assets	66,838	69,879
Deferred income taxes	25,015	21,422
Other	37,299	35,727
Total non-current assets	509,697	510,689
Total assets	$2,321,437	$2,289,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$60,468	$146,829
Accounts payable	579,571	516,297
Customer deposits	179,831	159,972
Accrued salaries and wages	67,943	76,927
Other accrued liabilities	113,746	103,492
Total current liabilities	1,001,559	1,003,517
Long-term debt and finance lease obligations, net of current portion	187,690	187,975
Accrued income taxes payable	47,974	53,899
Long-term operating lease liabilities	33,193	36,779
Deferred income taxes	6,475	6,433
Other liabilities	24,096	23,765
Total non-current liabilities	299,428	308,851
Total liabilities	1,300,987	1,312,368
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,848 and 53,525 shares issued, respectively,
and 28,377 and 29,002 shares outstanding, respectively	538	535
Additional paid-in-capital	633,151	621,564
Common stock held in treasury, at cost, 25,471 and 24,523, respectively	(1,013,841)	(934,639)
Retained earnings	1,400,650	1,295,079
Accumulated other comprehensive loss	(48)	(5,059)
Total shareholders’ equity	1,020,450	977,480
Total liabilities and shareholders’ equity	$2,321,437	$2,289,848

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Jul 3,	Apr 3,	Jul 4,	Jul 3,	Jul 4,
	2021	2021	2020	2021	2020
Operating income, as reported	$36,373	$50,687	$45,853	$133,926	$102,996
Operating margin, as reported	4.5%	5.8%	5.3%	5.3%	4.2%

Non-GAAP adjustments:
Restructuring and impairment charges (1)	1,238	2,029	—	3,267	6,003
Adjusted operating income	$37,611	$52,716	$45,853	$137,193	$108,999
Adjusted operating margin	4.6%	6.0%	5.3%	5.4%	4.4%

Net income, as reported	$27,609	$41,763	$35,842	$105,571	$79,774

Non-GAAP adjustments:
Special tax impacts (2)	—	—	—	—	(814)
Restructuring and impairment charges, net of tax (1)	1,108	1,816	—	2,924	5,373
Adjusted net income	$28,717	$43,579	$35,842	$108,495	$84,333

Diluted earnings per share, as reported	$0.95	$1.42	$1.20	$3.60	$2.66

Non-GAAP per share adjustments:
Special tax impacts (2)	—	—	—	—	(0.02)
Restructuring and impairment charges, net of tax (1)	0.04	0.07	—	0.10	0.18
Adjusted diluted earnings per share	$0.99	$1.49	$1.20	$3.70	$2.82

(1)	During the three months ended July 3, 2021, restructuring charges of $1.2 million, or $1.1 million net of taxes, were incurred.
During the three months ended April 3, 2021, restructuring charges of $2.0 million, or $1.8 million net of taxes, were incurred.
During the nine months ended July 4, 2020, restructuring and impairment charges of $6.0 million, or $5.4 million net of taxes, were incurred due to the previously announced closure of our Boulder Design Center.
(2)
During the nine months ended July 4, 2020, there were $1.9 million in tax benefits related to US foreign tax credit regulations issued during the quarter, partially offset by $1.1 million of tax expense as a result of special tax items.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jul 3, 2021		Apr 3, 2021		Jul 4, 2020
Operating income, as reported		$133,926		$97,553		$102,996
Restructuring and impairment charges	+	3,267	+	2,029	+	6,003
Adjusted operating income		$137,193		$99,582		$108,999
	÷	3	x	2	÷	3
		45,731				36,333
	x	4			x	4
Adjusted annualized operating income		$182,924		$199,164		$145,332
Adjusted effective tax rate	x	13%	x	13%	x	13%
Tax impact		23,780		25,891		18,893
Adjusted operating income (tax effected)		$159,144		$173,273		$126,439

Average invested capital	÷	$1,003,614	÷	$1,002,260	÷	$982,231

ROIC		15.9%		17.3%		12.9%
Weighted average cost of capital	-	8.1%	-	8.1%	-	8.8%
Economic return		7.8%		9.2%		4.1%

	Three Months Ended
Average Invested Capital Calculations	Jul 3, 2021	Apr 3, 2021	Jan 2, 2021	Oct 3, 2020
Equity	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	60,468	50,229	148,408	146,829
Operating lease obligations - current (1) (2)	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	187,690	188,730	188,148	187,975
Operating lease obligations - long-term (2)	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(303,255)	(294,370)	(356,724)	(385,807)
	$1,007,676	$1,002,606	$1,033,194	$970,980

	Three Months Ended
Average Invested Capital Calculations	Jul 4, 2020	Apr 4, 2020	Jan 4, 2020	Sept 28, 2019
Equity	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(296,545)	(225,830)	(252,914)	(223,761)
	$1,029,033	$1,009,098	$960,998	$929,795

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the first quarter of fiscal 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.